Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan and the Bitzer Mobile Inc. 2011 Stock Incentive Plan, as amended, of our reports dated June 26, 2013, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2013, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Jose, California

December 20, 2013